EXCLUSIVE MARKETING REPRESENTATIVE AGREEMENT

THIS EXCLUSIVE MARKETING REPRESENTATIVE AGREEMENT (this "Agreement") is made and entered into as of September 30, 2004, by and between Bi-Comp, L.L.C. ("BI-COMP") and Permian Energy Services, L.P. ("Representative"), with reference to the following facts:

WHEREAS, BI-COMP and its affiliated company, ABI Technology, has developed and plans to market the Thermal Dynamic Pulse Lifting Unit ("TPU") for use in gas compression, gas lift production of oil and gas, chemical, solvent, and fluid injection down oil and gas wells.

WHEREAS, Representative is developing its proprietary well treating, chemical injection, and H2S injection process for both in-situ and mobile service;

WHEREAS, Representative is developing a customer base and cyclic system for in-situ gas injection for thermal recovery of tar sand hydrocarbons;

WHEREAS, Representative desires the right to purchase, to lease, and/or to market the device for the benefit of both BI-COMP and Representative.

NOW, THEREFORE, for and in consideration of the premises and of the mutual promises and conditions herein contained, the parties do hereby agree as follows:

1.  	APPOINTMENT

(a) BI-COMP hereby grants to Representative the exclusive right to purchase, to lease, or to sell BI-COMP products specified on Exhibit A hereto referred to as the ("Products") for use as part of the Representative's proprietary well treatment and H2S injection process starting in the protected geographical areas specified in Exhibit B hereto referred to as the ("Territory(ies))". BI-COMP will extend this exclusive right to other special projects and/or customer bases developed by the Representative that are not part of BI-COMP's
normal operations.   BI-COMP will establish four categories of Territories:

	(i).   	Secured
	(ii)	Selective
	(iii)	Provisional
	(iv)	Direct  Sales

(b) BI-COMP recognizes that conflicts will occur between Representative and other authorized agents of BI-COMP and/or ABI Technology where individual oil and gas companies have a large regional, national, and/or international presence. BI-COMP will establish a protocol and procedure that will allow Representative to operate outside its Secured Territory when the following cases exist:

	(i)	if Representative owns its own oil and gas production outside
		its Secured Territory
	(ii)	if there is a documented and historical relationship between the
		prospective client and Representative
	(iii)	if the Representative has created a "home office" relationship,
		historical or otherwise, with senior level management that leads to
		an integrated development and expansion of Products and their use beyond
		its defined Territory(ies)
	(iv) 	if one representative sells a TPU that is to be put into service in the
		Territory of another representative.

(c) Representative recognizes the relationship between BI-COMP, ABI Technology, and Expro International, Houston, Texas. Should Representative develop sales of the TPU outside the United States, Representative will work within the guidelines of the ABI-Technology and Expro agreements.

(d) Representative recognizes the relationship between BI-COMP, ABI Technology, and LCL Company, Columbus, Texas. Representative will work within the guidelines of the ABI-Technology and LCL Company and their respective agreements.

2. PURCHASES AND TERMS

(a) BI-COMP's policy is to rent or lease units for ABI Technology's patented TPU. ABI Technology will allow BI-COMP to sell equipment for the Representative's proprietary treating process and other uses developed by Representative.

(b) Subject to the terms and conditions of this Agreement, with respect to each model of any Product, BI-COMP shall sell to Representative the products at the price FOB factory -- as determined by BI-COMP and described in Section
7 Pricing.   Subject to clause (c) below, all such sales shall be final and binding upon placement hereunder by Representative of an order therefore and BI-COMP's acceptance of such order. It is understood that BI-COMP will establish a Representative Discount Price List with added discount incentives for volume purchases in consideration of Representative's marketing and sales efforts, and accordingly BI-COMP shall not have any obligation, under any circumstances, to pay Representative any commission, fee, expense reimbursement, or other amount with respect to Representative's work or activities as contemplated hereunder, except to the extent (if any) expressly provided he reunder.

(c) Purchased Unit Payment terms will be determined as they arise, typical terms are as follows:

	(i)	50% on order as down payment
	(ii)	40% on Date of Shipment
	(iii)	10% Net 30 days from date of shipment.

All other invoices net thirty. Variance from the above Payment terms can be discussed and initiated on a case by case basis when mutually agreed to by BI-COMP and Representative.

(e) It is understood that representative will be purchasing Products hereunder for its own use or resale to its "clients" for Representative's exclusive process. Nonetheless, all sales to Representative shall be binding and final, and Representative shall have no right to cancel or rescind any such sale, provided, however, that Representative shall be entitled to return Products purchased hereunder, and receive a refund of amounts paid by Representative therefore, to the extent and only to the extent that Representative's client purchasing such Products would have been able to effect such a return and refund under BI-COMP's standard written contracts, policies, and procedures as in effect at the time of such attempted return, had such client purchased the Products in question directly from BI-COMP under Representative's purchase of such Products.

(f) BI-COMP will charge a yearly licensing fee PER UNIT for the use of the patented technology as part of the Representative's process. The amount of this licensing fee shall be no more than SEVEN AND ONE HALF PERCENT (7.5%) of the purchase price. Payment will be made yearly no later than January 31st of the current calendar year. Permanent applications of a unit solely for the TPU will fall under the terms of Rental or Lease units.

3. TERM

(a) The term of this Agreement shall commence on the date hereof and shall continue until 12-31-2005 and continuing with a year to year evergreen extension or until terminated as provided in Section 3(b). The following minimum sales performance criteria for the Representative's company wide program have been agreed to:

2004 year sales:		1 Unit
2005 year sales:		10 Units (2 per quarter minimum)
2006-2008			Yearly Increase of 50% by unit volume
2009 & Ongoing years		Yearly Increase of 15% by unit volume

	(i)	If these sales criteria are not realized, BI-COMP can, if desired,
		terminate this agreement.
	(ii)	If these performance criteria are met, this contract is renewable
		without contest.

(b) If either party breaches this Agreement, the non-breaching party will advise the breaching party in writing of the breaching party's obligations. The breaching party shall have 30 days to remedy the breach. Failure to remedy the breach within such thirty (30) day period will allow the non-breaching party the option to terminate this Agreement.

(c) Upon expiration or termination of this Agreement for any reason, Representative shall cease all marketing or promotion of any Products and shall, at its expense, (i) return to BI-COMP all copies of any Confidential Information (as defined below) and all copies of the Documentation and Promotional Materials (as defined below) in Representative's possession or under Representative's control, and (ii) deliver to BI-COMP a statement executed by an officer of Representative certifying that Representative has complied with all of its obligations under this Section 3(c).

(d) The provisions of Sections 3(c), 5(e), 5(f), 8, 11, 12, 13, 16 and 17 shall survive any termination or expiration of this Agreement and shall remain fully enforceable thereafter for five (5) years.

4. PROMOTIONAL MATERIALS AND TRAINING

(a) In accordance with BI-COMP's then current standard policies in effect from time to time, BI-COMP shall supply to Representative documentation, instructions, catalogs, price lists, and promotional materials relating to the Products ("Documentation and Promotional Materials") in reasonable quantities as determined by BI-COMP.

(b) BI-COMP shall supply all technical and marketing training that Representative's personnel require to perform Representative's obligations hereunder, as determined by BI-COMP in the exercise of its sole discretion. All training shall occur at BI-COMP's facility or at selected field locations at times reasonably scheduled by BI-COMP and Representative. Representative or its personnel shall pay all travel, lodging, meals, and other expenses incurred by its personnel in obtaining such training. Training provided by BI-COMP at the Representative's site will be at the Representative's expense. Representative shall pay for all travel, lodging, meals, and other expenses incurred by BI-COMP personnel in providing such training. Representative shall ensure that all Representative personnel who market, resell, or provide services in connection with any Products shall, before commencing so to market, resell, or provide services, receive all training required by BI-COMP pursuant to this Section 4(b).

5. DUTIES OF REPRESENTATIVE

(a) Representative shall exert its best efforts to promote and market Products and solicit orders therefore as provided above. Without limiting the foregoing, Representative shall maintain and conduct its business in the Territory in a proper, lawful, and reputable manner so as to reflect positively on BI-COMP and the Products.

(b) Representative shall thoroughly and carefully investigate each proposed product sale, and all surrounding circumstances of proposed sale, in order to verify that the intended use of the Products by the proposed buyer and environment in which such proposal use will occur are appropriate for the Products and do not give rise to an unusual degree of risk of Product failure or non-performance.

(c) Representative shall ensure that all of its personnel engaged in performing Representative's duties hereunder are fully qualified to perform such duties in a competent and professional manner.

(d) Representative shall be responsible for all costs and expenses incurred by Representative in the exercise of its rights or the performance of its duties under this Agreement.

(e) Representative shall indemnify BI-COMP and hold it harmless from any liabilities to any Users or other third parties arising out of, and any costs and expenses of defending or settling, any claim based in whole or part on any allegation of (i) negligence, recklessness, or intentional misconduct by Representative, (ii) any act or occurrence that would constitute a breach by Representative of this Agreement, or (iii) any other breach of contract by Representative.

(f) Subject to Section 12 & 13 of the agreement, BI-COMP shall indemnify Representative and hold it harmless from any liabilities to any Users or other third parties arising out of, and any costs and expenses of defending or settling, any claim made by BI-COMP in whole or in part on any allegation of (i) negligence, recklessness, or intentional misconduct, (ii) any act or occurrence that would constitute a breach by BI-COMP of this agreement any other breach of contract by BI-COMP or (iii) that there have been personal injuries or death or damage to property arising out of defects, a negligence in design, material, or manufacture of any Products. All of BI-COMP's promises, duties, and obligations to Representative under this paragraph (f) shall be subject to Representative's complete and timely satisfaction of all Representative's duties under Section 5 of this agreement.

6. DESIGN BASIS & ORDERS

(a) All design parameters both surface and downhole must meet with the approval of BI-COMP. BI-COMP will validate the proper size and configuration of the equipment needed by the Representative or its clients. BI-COMP will supply unit engineering/performance calculations assuring the design requirements for the application. BI-Comp makes no guarantee of the effectiveness of the products/services supplied beyond that stated in the unit performance data calculations.

(b) All orders for Products hereunder shall be in the form of a standard BI-COMP order form (an "Order Form") signed by the Representative and submitted to BI-COMP by Representative. Furthermore, all orders, acceptances, contracts, terms and conditions, and other documents or instruments of sale or transfer ("Client Order Forms") between Representative and Representative's clients relating to Products shall be in forms that have been approved in
writing prior to Representative's execution thereof by BI-COMP.   No order
shall be binding upon BI-COMP unless and until accepted by BI-COMP as evidenced by BI-COMP's written acknowledgment delivered to Representative. BI-COMP shall have the right in its sole discretion to accept or reject any order. BI-COMP shall provide its standard Order Form(s) to Representative upon execution hereof by Representative and by BI-COMP. BI-COMP may change such standard form(s) at any time, with or without notice to Representative. BI-COMP shall determine, in the exercise of its sole discretion, whether the Order Form(s) will allow distribution of Products by means of sale, lease, other methods of distribution, or any combination of the foregoing.

7. PRICE

(a) BI-COMP has established and published a Suggested Retail and Wholesale Price List for the standard TPU units. The prices to the Representative are in the nature of a Wholesale Price and related discount. The initial price list for both the Suggested Retail Price and Wholesale Price is put in Exhibit
D. These prices are FOB Houston, Texas. No additional commissions or incentives will be forthcoming to the Representative.

(b) Representative Wholesale Discounts

	(i)	2-4 Units -    	7.5% off of Representative's Wholesale prices currently
				published at the time of order.
	(ii)	5+ Units-   	12.5% off of Representative's Wholesale prices currently
				published at the time of order.
	(iii)	Unit quantities are for units ordered at the same time.
	(iv)	Discounts apply to base unit configuration only.

(c) Price Increase

	(i)	BI-COMP will be allowed to raise its Wholesale pricing to Representative
		annually with a maximum increase of no more than FIVE PERCENT (5%).  This
		increase can be more than FIVE PERCENT (5%) should the cost of raw goods,
		labor, and equipment exceed the five percent (5%) as correlated to the
		Manufactures Price Index.

	(ii)	BI-COMP will be allowed to raise its Retail pricing at any time at its
		sole discretion.  These increases will be in reaction to market conditions
		and to business opportunities.

(d) FORCE MAJEURE

BI-Comp shall not be liable for any delay in/or impairment of performance resulting in whole or in part from acts of God, fires, floods, or other catastrophes, strikes or labor disruption, wars, riots, terrorist acts, or embargo delays, shortages of transportation equipment, fuel, labor or materials, weather conditions, lack of power, limitation of access, or any circumstance or cause beyond the control of BI-Comp in the reasonable conduct of it's business.

8. TRADEMARK

Representative agrees to use BI-COMP Trademarks (as defined below) solely for the purpose of identifying BI-COMP as the source of the Products or of any related services provided by BI-COMP. Representative shall not distribute or publish any promotional material or advertisements containing any BI-COMP Trademark without BI-COMP's prior written consent. Representative shall not register or attempt to register or file any trademark or similar application with respect to any BI-COMP Trademark with any governmental agency or trade or similar association anywhere in the world. "BI-COMP Trademark" means any trade name, trademark, service mark, trade dress or other designation of source or origin used, licensed or owned by BI-COMP and any confusingly similar designation or mark.

9. NONCOMPETE & SOLICITATION OF CUSTOMERS, ETC.

(a) Neither BI-COMP nor Representative during the term hereof directly or indirectly shall solicit, interfere with, or entice away from the other party any customer, representative, distributor, employee, or source of supply or attempt to do so. Both BI-COMP and Representative shall establish a customer list to be included with this Agreement and updated on a regular basis. See Exhibit C.

(b) BI-COMP shall honor all orders submitted by Representative prior to termination and scheduled for delivery within ninety (90) days of the termination of this agreement.

10. DESIGN MODIFICATION

BI-COMP may from time to time, in the exercise of its sole discretion, with or without notice to Representative, discontinue the manufacture or distribution or modify or cause the modification of any Products. Representative will be notified as soon as possible regarding these modifications. Furthermore, BI-COMP will supply any required upgrades and new parts at cost plus 15%, optional upgrades will be at Representative's discounted rate. BI-COMP will make best efforts to insure an ample supply of inventory of replacement parts so as to guarantee a five (5) business day delivery of these parts.

11. PROPRIETARY RIGHTS

Representative shall acquire no rights in or to any Products or any proprietary rights therein, including without limitation patents, patent applications, trademarks, trademark applications, or trade secret rights.
All such rights shall, as between Representative on the one hand and BI-COMP on the other, remain exclusively with BI-COMP. Nothing contained herein shall be deemed to limit BI-COMP's right and power to assign, encumber, license, or otherwise hypothecate, or dispose of any of its proprietary rights.


12. WARRANTY

(a) BI-COMP presently intends to extend certain factory warranties with respect to Products to the Users thereof, including clients of Representative. Solely for purposes of allowing such warranties to be made to Representative's clients in the limited circumstances and under the limited conditions described below, BI-COMP agrees to provide its standard user warranty excluding normal wear and tear, -- as then in effect and beginning at the earlier of (i) the date of commissioning at the client's site or (ii) six months from Representative's receipt -- in connection with each purchase by Representative hereunder, with the express understanding and agreement by Representative that such warranty may be passed on only to the first client purchasing the subject Products from Representative. Standard Warranty includes the following:

	(i)	All Mechanical moving parts: 6 months
	(ii)	All mechanical seals: 3 Months
	(iii)	All control switches, gauges, general instrumentation: 6 Months
	(iv)	All flow valves, check valves, pressure relief valves: 6 Months
	(v)	Hydraulic Pump and Motor: 12 Months or Manufacturer's Terms

(b) Except as expressly provided above does not make any warranty to Representative with respect to any product, and BI-COMP expressly disclaims any implied warranties, including without limitation the implied warranties of merchantability, fitness for a particular purpose, non-infringement, and title. Furthermore, as expressly provided above, Representative is authorized to and shall make or pass-through any representations or warranties made to Representative by BI-COMP.

(c) BI-COMP will act on a "best efforts" basis to replace, to repair, and to supply alternate equipment or parts in the event there is an equipment failure during and following warranty period.

(d) BI-COMP's warranty policy does not cover mileage and travel expense for equipment located beyond 150 miles of its service base.

(e) Damages to equipment components due to H2S, treating chemicals, and/or well sand/debris may not be covered under warranty unless equipment is specifically designed for that application.

13. LIMITATIONS OF LIABILITY; EXCLUSION OF CONSEQUENTIAL DAMAGES

BI-COMP shall not be liable for consequential, incidental or special damages arising out of or related to this Agreement or the transactions contemplated hereunder, even if BI-COMP has been appraised of the likelihood of such damages occurring. In no event shall BI-COMP's liability to Representative arising out of or related to this Agreement, whether based on an action or claim in contract, tort (including without limitation negligence), or otherwise, exceed in the aggregate, the amount of all sales hereunder during the contract period of this Agreement.

14. INFRINGEMENT

Subject to Representative's fulfillment of its obligations under this Agreement, BI-COMP shall indemnify Representative and hold it harmless from any liabilities to any third parties arising out of, and any costs and expenses of defending or settling, any claim that any Product infringes any patent or trade secret enforceable by law or that any BI-COMP Trademark used by Representative as provided herein infringes any trademark or similar right enforceable by law. Representative shall notify BI-COMP in writing of any such claim promptly after Representative first learns thereof, shall tender sole control of the defense and settlement of such claim to BI-COMP, and shall provide BI-COMP with such reasonable assistance and cooperation as BI-COMP may reasonably request from time to time in connection with such defense. In the event of any such claim, Representative shall promptly cease all marketing or other activity relating to the Products upon receipt of BI-COMP's written demand to that effect.

15. ASSIGNMENT

Representative may assign or transfer this Agreement or any interest herein (including without limitation rights and duties of performance), and this Agreement may be involuntarily assigned or assigned by operation of law, by
giving BI-COMP prior written notice.   Any merger of Representative with or
into another entity or any transaction or series of transactions pursuant to which any entity or person acquires or obtains, alone or in combination with its affiliates, an aggregate amount of fifty percent (50%) or more voting control or fifty percent (50%) or more of the equity securities ("Control") of Representative (or of any entity directly or indirectly having Control of Representative) or the right to appoint at least fifty percent (50%) of the Board of Directors of Representative (or any entity directly or indirectly having Control of Representative) shall be deemed an assignment for purposes of this Section 15.

16. CONFIDENTIAL INFORMATION

(a) "Confidential Information" means (i) any drawing, document, or other writing relating to the design or use of the Product(s) or any part thereof,
(ii) any written material that BI-COMP labels, stamps, or otherwise designates as confidential, any oral communication that BI-COMP designates as confidential at the time that it is made and with respect to which BI-COMP provides written notice to Representative within sixty (60) days after such communication describing such information as confidential, and (iv) any copies of any of the foregoing. Notwithstanding any other provision hereof, "Confidential Information" shall not include (i) information that is generally known for any reason other than Representative's breach hereof, (ii) information which Representative rightfully obtains from a third party under circumstances that impose no obligations of confidentiality upon Representative, or information lawfully developed by Representative independently and without direct or indirect reference to or use of any information disclosed to it by BI-COMP.

(b) Representative shall (i) observe complete confidentiality with regard to the Confidential Information and shall protect it using at least the same degree of care it uses to protect its own proprietary and confidential information and materials of like importance, but in no event less care than a reasonably prudent business person would take in a like or similar situation;
(ii) not disclose the Confidential Information without BI-COMP's prior written permission other than to Representative's employees who require such disclosure in connection with Representative's performance of its obligations hereunder; (iii) not use any Confidential Information for any purpose other than in performing Representative's obligations hereunder; (iv) ensure that Representative's employees who receive access to any Confidential Information are advised in writing of the confidential and proprietary nature thereof and of their obligation to maintain its secrecy and to refrain from using it except as permitted hereunder, (v) notify BI-COMP promptly, and in writing, of any circumstances of which Representative has knowledge regarding any possible use of or access to any Confidential Information or any part thereof by any unauthorized person or entity; and (vi) take and allow BI-COMP to take, at Representative's expense but under BI-COMP's control, any legal or other action necessary to prevent or stop any access to or use of the Confidential Information by any person or entity that has gained access to the Confidential Information due to the fault or negligence of Representative or any breach by Representative hereof. Representative shall not reverse engineer or disassemble.

17. MISCELLANEOUS PROVISIONS

(a) Nothing contained herein shall be deemed to create a joint venture or partnership between BI-COMP and Representative. Representative is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of BI-COMP.

(b) No remedy made available to either party hereunder is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy provided hereunder or available at law or in equity.

(c) Except as otherwise specifically provided herein, any notice required or permitted to be sent by this Agreement will be in writing and will be delivered by hand, or mailed by registered, certified mail or other pre-paid, receipted delivery service, return receipt requested, to the address or fax number provided by this Agreement. Complying notices will be effective: (i) when delivered by hand; three (3) business days after deposited in the mail with proper postage prepaid, or (ii) one (1) business day after timely deposit with a delivery service for overnight delivery. Notices will be addressed as follows or as from time to time directed in writing by either party by notice given hereunder to the addresses specified below:

       To BI-COMP:		Charles Irwin
				10303 Pineland
				Houston, Texas 77044

       with a copy to:		Doyle Bowers, Jr.
				Bowers Equipment
				10303 Pineland
				Houston, Texas 77044

       To  Representative:	R.J. Clark
       				Permian Energy Services, L.P.
				P.O. Box 433
				Andrews, TX. 79714

(d) Performance of any obligation required of a party hereunder may be waived only by a written waiver signed by the other party, which waiver shall be effective only with respect to the specific obligation described therein.

(e) This Agreement constitutes the entire understanding and contract between the parties hereto and supersedes any and all prior or contemporaneous oral or written representations or communications with respect to the subject matter hereof, all of which communications are merged herein. This Agreement shall not be modified, amended, or in any way altered except by an instrument in writing signed by both of the parties hereto. It is expressly understood and agreed that no employee, agent, or other representative of BI-COMP has any authority to bind BI-COMP with regard to any statement, representation, warranty, or other expression, unless the same is specifically set forth herein. It is expressly understood and agreed that, there being no expectation to the contrary between the parties hereto, no usage of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement, or alter in any manner the express terms of this Agreement or any part hereof.

(f) In the event that all or any part of any provision of this Agreement is found unenforceable pursuant to judicial decree or decision, the remainder of this Agreement (including without limitation the remainder of any provision that is partially enforceable and partially unenforceable) shall remain valid and enforceable according to its terms. If any provision of this Agreement shall be determined, under applicable law, to be overly broad in duration, geographical coverage, substantive scope, or otherwise, such provision shall be deemed narrowed to the broadest term permitted by applicable law and shall be enforced as so narrowed.

(g) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and, except as otherwise provided herein, their respective permitted legal successors and assigns.

(h) This Agreement shall be construed and enforced in accordance with the laws of the State of Texas applicable to contracts wholly entered into and performed in Texas. Any action or proceeding brought by BI-COMP or Representative against the other related to this Agreement shall be brought in a court located in the county of Harris, state of Texas, and Representative submits to the in personam jurisdiction of such courts for purposes of any such action or proceeding.

(i) Nothing contained in this Agreement shall be deemed to prohibit BI-COMP from directly or indirectly selling or otherwise disposing of Products or soliciting orders for Products from or marketing the Products to any person or entity based or for use outside the Representative's Territory. Marketing or solicitation of prospective customers and/or sales by BI-COMP (or its agents) of listed BI-COMP products within the Territory by other than Representative is prohibited.

(j) Representative recognizes and acknowledges that, due to the confidential nature and competitive value of the Confidential Information, BI-COMP would suffer irreparable damage if Representative breaches any of its obligations in this Agreement. In the event of any such breach, therefore, BI-COMP shall be entitled to equitable relief (including without limitation injunctive relief and specific performance) without a requirement to post a bond, in addition to all other remedies provided under this Agreement or available to BI-COMP at law or otherwise.

(k) BI-COMP recognizes and acknowledges that, due to the confidential nature and competitive value of the Confidential Information, Representative would suffer irreparable damage if BI-COMP breaches any of its obligations in this Agreement. In the event of any such breach, therefore, Representative shall be entitled to equitable relief (including without limitation injunctive relief and specific performance) without a requirement to post a bond, in addition to all other remedies provided under this Agreement or available to Representative at law or otherwise.

IN WITNESS WHEREOF, THIS AGREEMENT HAS BEEN EXECUTED BY THE PARTES HERETO AS OF THE DATE FIRST ABOVE WRITTEN:

"BI-COMP"						"Representative"

Bi-Comp, L.L.C.						Permian Energy Services, L.P.



By:   ____________________________________		By:________________________________
Print Name: 	Charles Irwin				Print Name: 	R J. Clark
Title: 		President				Title:		Managing Partner


EXHIBIT A


PRODUCT(S)


BI-COMP Thermal Pulse Units, All sizes and configurations
And all subsequent spare parts and upgrade purchases

First Option to represent any new products offered by BI-COMP in addition to current products


EXHIBIT B

EXCLUSIVE & PROTECTED TERRITORIAL AREAS

The intent of this agreement is to provide a protocol for working in areas of mutual interest. The following terms will apply to areas that Representative is developing its proprietary well treating, chemical injection, and H2S injection process customers. This agreement does not supersede any agreement between BI-COMP and the LCL Company or Permian Energy and LCL. Agreements exist between Expro Americas related to marketing equipment outside of the Continental United States. In areas outside those listed below, BI-COMP will not market ABI Technology products utilizing Representative's proprietary process or developed processes without giving Representative first right of refusal to participate either as a vendor-supplier and/or equity partner.

SECURED Market Area One:

The oil and gas producing area in West Texas generally described as the Permian Basin. The Counties to be included are: Andrews, Gaines, Ector, Midland, Martin, Ward, Scurry, Yoakum, Terry, Garza, Borden, Mitchell, Sterling, Glasscock, Irion, Reagan, Upton, Crane, Reeves, Pecos, Crockett, Cockran, Loving, Dawson, Lynn.

SECURED Market Area Two:

The oil and gas producing area in Eastern New Mexico generally described as
the Permian Basin.   The Counties to be included are:  Lea, Chavez, Eddy,
Roosevelt.

SELECTIVE Market Area:

Any oil and gas producing area in which Permian Energy Services, L.P. or is affiliates owns, in part or in whole, working interests in bona fide and valid leases. In the event that the lease in question is already in either a SECURED or PROVISIONAL Market Area of another agent, the territorial rights and privileges will only pertain to the actual lease area that is owned and/or operated by Representative. In the event that the lease in question is outside the boundaries of another representative's established PROVISIONAL or SECURED Market Area, placement of a working TPU in the lease in question will classify this area as a PROVISIONAL Market Area. Subsequently this PROVISIONAL area can become a SECURED Market Area with the placement of three (3) or more TPU's on the lease within twelve (12) months of first
installation date.   This action requires final approval from BI-COMP and may
not be assumed as automatic.

PROVISIONAL Market Areas:

When a Representative installs a TPU system for either himself or a third party, PROVISIONAL status will be granted only if the TPU is installed outside
the boundaries of another established SECURED or PROVISIONAL Territory.   If
there is no other established Territory within the prescribed geography, the PROVISIONAL status will prevail for a twelve (12) month period. No other agent will have the right to claim this Territory during the twelve (12) month period.

PROVISIONAL Market Area can be converted to a SECURED status with the sale of three (3) or more units within a twelve (12) month period from the first installation date. All units must operate in the physical boundary of the PROVISIONAL Market Area. Should the Representative fail to establish additional units, the Territory will again become open to other representatives to establish either a PROVISIONAL or SECURED Market Area. Revenue from support services will remain with the first Representative until the status is changed following the installation of additional units by a
second representative.   At that time the second representative will take
over the support services of all units in the newly formed PROVISIONAL
Market Area.

For the United States market area, the physical boundary of a PROVISIONAL Market Area is defined as the established area of an individual COUNTY or PARISH as is applicable. For international concerns, a PROVISIONAL Market Area can be defined by LEASE, PROVINCE, or entire COUNTRY.

This action requires final approval from BI-COMP and may not be assumed as automatic.


DIRECT SALES Market Areas:

If Representative generates a direct sale of a TPU unit to a third party company with no affiliation to the Representative into an established area, SECURED or PROVISIONAL, of another agent, Representative will receive Seventy Five Percent (75%) of the net difference between the wholesale and retail price. The resident agent who operates the SECURED or PROVISIONAL territory will receive (25%) of the net difference between the wholesale and retail price. All installation fees, maintenance fees, and ongoing income for support services, will be the right and property of the resident agent operating in either the SECURED or PROVISIONAL Market Area.


EXHIBIT C

CUSTOMER LIST


Representative:
									Initialed
Customer			Location 				BI-COMP  _____  DATE








BI-COMP:
									Initialed
Customer			Location 				PES ___________ DATE




EXHIBIT D
PRICE LIST

Effective Date:	October 1, 2004

Retail Base Price

Model 	#150------------$_____________

Model 	#300------------$_____________

Model	#500------------$_____________

Model 	#750------------$_____________

Model	 #1,000---------$_____________

Wholesale Base Price

Model 	#150------------$_____________

Model 	#300------------$_____________

Model	#500------------$_____________

Model 	#750------------$_____________

Model	 #1,000---------$_____________

Power Pack Base Price: Gas Drive

Model 	#150------------$_____________

Model 	#300------------$_____________

Model	#500------------$_____________

Model 	#750------------$_____________

Model	 #1,000---------$_____________

Power Pack Base Price: Electric Drive

Model 	#150------------$_____________

Model 	#300------------$_____________

Model	#500------------$_____________

Model 	#750------------$_____________

Model	 #1,000---------$_____________